EXHIBIT 10.3

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

Pursuant to the ArcBest Corporation (“ArcBest” or “Company”) Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Committee has adopted this Executive Officer Long-Term Incentive Compensation Plan (the “Plan”), which includes the following performance measures as set forth herein: Return on Capital Employed (“ROCE Component”) and Total Shareholder Return (“TSR Component”). The weighting of the performance measures and the Executive Officers eligible to participate with respect to a Measurement Period will be set forth by the Committee for the designated Measurement Period in the appendices to this Plan.

I.Defined Terms

Unless otherwise defined in this Section I, capitalized terms in this Plan shall have the same meaning as in the Governing Plan, except where the context otherwise requires.

Compounded Annual Growth Rate. Compounded Annual Growth Rate or “CAGR” converts the total return into a value that indicates what the return was on an annual basis for the Measurement Period.

Measurement Period.  The Measurement Period is defined as the period of time over which performance is measured and the Final Award is calculated as set forth in the appendices to this Plan.

Peer Company. Peer Company means a peer company for the designated Measurement Period as set forth in Appendix B.

Return on Capital Employed. Return on Capital Employed or “ROCE” is defined as ArcBest’s return on capital employed for the Measurement Period, which is calculated as the result of the following ratio:

Net Income + After-tax Effect of Interest Expense

+ After-tax Effect of Imputed Interest Expense + After-tax Effect of Amortization of intangibles

– After-tax Effect of Income from

Cash and Short-term Investments Attributable to the reduction in Average Debt

Average Equity + Average Debt + Average Imputed Debt

Divided by 3

The terms used in the ROCE calculation shall be defined as follows:

A.	Net Income means consolidated net income for the Measurement Period determined in accordance with Generally Accepted Accounting Principles.
B.	Interest Expense means (i) interest on all long and short-term indebtedness, including capital leases, and other interest-bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees for the Measurement Period, reduced by the amount of interest expense on debt not included in Average Debt as defined below.
C.	Imputed Interest Expense means the interest attributable to Average Imputed Debt assuming an interest rate of 7.5% for the Measurement Period.
D.	Amortization of Intangibles means amortization of intangibles and depreciation of software related to acquired businesses including any writedown or impairment charge related to those assets.
E.	Income from Cash and Short-term Investments Attributable to the reduction in Average Debt means income earned on the amount by which Average Debt is reduced at the average interest rate earned in cash and short-term investments for the Measurement Period.
F.	Average Equity means the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

G.	Average Debt means the average of the beginning of the Measurement Period and the end of the Measurement Period current and long-term debt, with beginning of the Measurement Period and end of the Measurement Period current and long-term debt reduced by the respective amount of the beginning of the Measurement Period and end of the Measurement Period total of unrestricted cash, cash equivalents and short-term investments, and limited to a reduction of debt to zero.
H.	Average Imputed Debt means the average of the beginning of the Measurement Period and the end of the Measurement Period present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

Total Shareholder Return. Total Shareholder Return or “TSR” with respect to the Company and each Peer Company equals the annualized rate of return reflecting price appreciation between the beginning 60-day average share price (ending December 31 of the year immediately prior to the beginning of the Measurement Period) and the ending 60-day average share price (ending December 31 of the final year of the Measurement Period), adjusted for dividends paid and the compounding effect of dividends paid on reinvested dividends (the calculation assumes that all dividends paid are reinvested). Any Peer Company that is no longer publicly traded as of the end of the Measurement Period shall be excluded from this calculation.

TSR Ranking. TSR Ranking means the percentile rank of the Company’s CAGR Total Shareholder Return.

II. Participants

Participants in the Plan (who are not active participants in ArcBest or a Subsidiary’s Supplemental Benefit Plan or Deferred Salary Agreement program or who selected Option 1 for their 12/31/2009 SBP Freeze election) are listed in Appendix C for the designated Measurement Period. Certain employees or positions may be specifically included or excluded by the Committee. Participation in one Measurement Period does not guarantee participation in any other Measurement Period.

III. Corporate Performance Metrics

ROCE Component: The Individual Award Opportunities provided by the ROCE Component are based on (a) achieving certain levels of performance for ArcBest’s ROCE for the Measurement Period and (b) your Target Payout Value.  The formula below illustrates how this portion of your Final Award is computed:

Your Final Award = [Performance Factor Earned x your Target Payout Value x the ROCE Component Weighting].

A. Performance Factor Earned. Your Performance Factor Earned for the ROCE Component is shown in Appendix A and depends on the ROCE achieved by ArcBest for the Measurement Period.

B. Target Payout Value. Your Target Payout Value is the fixed dollar value you would receive upon target performance as determined by the Committee.  The value varies by role within the Company. The Target Payout Values are listed in Appendix C.

TSR Component: The Individual Award Opportunities provided by the TSR Component are based on (a) the percentile rank of the Company’s CAGR Total Shareholder Return relative to the Peer Companies over the Measurement Period and (b) your Target Payout Value.  At the end of the Measurement Period, the TSR Ranking will be calculated. Any Peer Company that is no longer publicly traded as of the end of the Measurement Period shall be excluded from this calculation. The formula below illustrates how this portion of your Final Award is computed:

Your Final Award = [Performance Factor Earned x your Target Payout Value x TSR Component Weighting].

A. Performance Factor Earned.   Your Performance Factor Earned for the TSR Component is shown in Appendix B and depends on the Company’s CAGR Total Shareholder Return over the Measurement Period as compared to the Peer Companies.

B. Target Payout Value. Your Target Payout Value is the fixed dollar value you would receive upon target performance as determined by the Committee. The value varies by role within the Company.  The Target Payout Values are listed in Appendix C.

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

Prorated Awards: If you become eligible to participate in the Plan during the first 12 months of the Measurement Period, your Final Award will be prorated based on your number of whole months as a Participant for the designated Measurement Period, the applicable Performance Factor Earned, and your Target Payout Value.

Computation: If the performance result for a component falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

An example of the computation of an individual award opportunity is as follows:

Target Payout Value: $100,000

Consolidated 3-Year Average ROCE = 16.0% (assume this results in a 160% Performance Factor Earned)

TSR Ranking for Measurement Period: 60th percentile (assume this results in a 160% Performance Factor Earned)

ROCE TSR  Total

Performance Factor Earned 160% 160%

Your Target Payout Value 100,000 $100,000

Weighting 60% 40%

Your Final Award $96,000 $64,000 $160,000

Maximum Amounts: The Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 250% for the TSR Component and 250% for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

Required Adjustments: Adjustments to ROCE and TSR shall be made by the Company in accordance with the Policy Regarding Required Adjustments under the ArcBest Executive Officer Annual Incentive Compensation Plan and the ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan.

IV. Effect of Certain Events

In the event a Participant takes a leave of absence for any reason exceeding one hundred eighty (180) days during a Measurement Period, the Participant’s Final Award shall be reduced on a pro rata basis to account for such leave of absence.

Except as otherwise set forth below, upon termination of a Participant’s employment, the Participant’s Final Award shall be paid (or forfeited) as set forth in the Governing Plan.

A. Retirement.   Upon termination of a Participant’s employment with the Company or any Subsidiary by reason of Participant’s Retirement, the Participant’s Final Award shall be prorated based on the Participant’s period of participation for the designated Measurement Period. Notwithstanding the foregoing, the Participant must have completed at least 12 months of the Measurement Period to be entitled to a Final Award.

B. Death or Disability. Upon termination of a Participant’s employment with the Company or any Subsidiary by reason of Participant’s death or Disability, the Participant’s Final Award shall be prorated based on the Participant’s period of participation for the designated Measurement Period.

V. Executive Officer Incentive Compensation Plan

No term or provision in this Plan may conflict with any term or provision of the Governing Plan. It is specifically intended that the Plan, ROCE Component, TSR Component and the corresponding appendices be an “Individual Award Opportunity” and the incentives paid hereunder be a “Final Award” under the terms of the Governing Plan.

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

Appendix A

ROCE Component

The Committee has adopted this ROCE Component for the 1/1/[ ] to 12/31/[ ] Measurement Period.

	ROCE	Performance Factor Earned

Threshold	[ ]%	50%
Target	[ ]%	100%
Maximum	[ ]%	250%

ROCE Component Weighting: [ ] %

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

Appendix B

TSR Component

The Committee has adopted this TSR Component for the 1/1/[ ] to 12/31/[ ] Measurement Period.

	TSR Ranking	Performance Factor Earned

Threshold	[ ] Percentile	25%
Target	[ ] Percentile	100%
Maximum	[ ] Percentile	250%

TSR Component Weighting: [ ]%

Peer Companies

The Peer Companies with respect to the Measurement Period set forth above are the following publicly traded companies:

Company Name	Ticker
[To be identified]

ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan

Appendix C

Target Payout Value and Participants

The Committee has designated the following Plan Participants and Target Payout Values for the 1/1/[ ] to 12/31/[ ] Measurement Period. If you are promoted to an eligible position after the end of the 12th month of the Measurement Period, you will not be eligible to participate in the Plan with respect to this Measurement Period.

Participants	Target Payout Value
[NAME]	$[ ]